EXHIBIT 10.53

March 25, 2016

Mr. Jeffrey Davis
1208 Lake Whitney Drive
Windermere, FL 34786

Thank you for your contributions to Darden. This Agreement (the “Agreement”) will confirm your termination of employment from one or more subsidiaries of Darden Restaurants, Inc. (Darden Restaurants, Inc. and its subsidiaries hereinafter referred to as the “Company”) on March 9, 2016(the “Separation Date”). On the Separation Date, you ceased to be actively employed by the Company, and you will become eligible, subject to the terms stated below, to receive the separation benefits described below. This letter sets forth our mutual understanding of the terms of your separation.
1.    This Agreement, together with the Summary of Benefits attached to this Agreement, will supersede all terms and provisions of any prior employment agreement, oral or written, between you and the Company, including the Change in Control Agreement between you and the Company dated as of July 23, 2015 (collectively described as a “Prior Agreement”). Except as provided herein, any Prior Agreement, shall be of no further force and effect.
2    Provided that you timely execute this Agreement and do not revoke your signature during the Revocation Period (as defined below), you will be entitled to the separation benefits listed below.
(a) A lump sum payment of $1,080,000.00 less applicable taxes and withholdings, as severance pay, payable on the first regular payroll date following the expiration of the Revocation Period referenced at the end of this letter. This amount represents the sum of (i) 52 (fifty-two) weeks of pay at your base salary plus (ii) additional cash consideration of $520,000.
(b) You will not be required to pay back any amounts related to the cost of your relocation.
(c) You will not be required to pay back any portion of the sign-on bonus you received in connection with your employment by the Company. To the extent you deferred any portion of the sign-on bonus, the balance will be paid out in accordance with the terms of the Flexcomp Plan, which will be no later than March 8, 2017.
(d) Any outstanding business expenses incurred prior to the Separation Date must be submitted to the Company in accordance with the Company’s expense reimbursement policy.
(e) Your eligibility to participate in the Company’s financial counseling benefits program and in the Company’s physical examination benefits program ended on the Separation Date. Any outstanding expenses incurred prior to the Separation Date may be submitted.
(f) Your eligibility to participate in medical, dental, and vision coverage ended on the Separation Date, as did your eligibility for all Company welfare benefits, including but not limited to any life insurance, short-term disability coverage (including salary continuation) or long-term disability coverage. As your medical insurance coverage ended as of the

Separation Date, you may elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Regardless of whether you elect COBRA continuation coverage, the Company will pay you a one-time lump sum of Nine Thousand Four Hundred Dollars ($9,400.00), less applicable withholdings, which you may use for any purpose. Payment will be made at the same time as payment of severance pay is made pursuant to paragraph 2(a).
(g) You will not be eligible to participate in benefit plans or programs sponsored by the Company after the Separation Date (other than continued COBRA coverage should you so elect), except that the Company will provide outplacement services to you in the form of a twelve-month executive program with a service provider to be selected by the Company the cost for which direct payment to the service provider shall not exceed Thirty Thousand Dollars ($30,000.00).
(h) Pursuant to the terms of the Management Incentive Plan for fiscal year 2016, you are not eligible for a bonus payout.
(i) Pursuant to the terms of your, Restricted Stock Unit Award Agreement, Performance Stock Units Award Agreement and Non-Qualified Stock Option Award Agreements, as a result of your termination of employment, all of your equity awards are unvested and will be forfeited as of the Separation Date.
(j) As soon as practical (and in any event within 30 days) following the expiration of the Revocation Period, the Company will transfer to you, at no cost to you, the Company ownership portion of your Company car. Within 7 days of the transfer of the Company ownership portion of the Company car to you, you will need to acquire personal automobile insurance to cover the Company car and provide evidence of such insurance to the Company. The value of this transfer shall be determined based upon the depreciated fair market value of the car at the time of the transfer. Any income tax, payroll tax and other withholdings required with respect to such transfer shall be deducted from the severance pay described in paragraph 2(a).
3. In consideration of the Company’s covenants and agreements contained herein, you agree to the following:
(a) The Company’s reputation and goodwill in the marketplace is of utmost importance and value to the Company. You further agree not to make, publish or cause to be published any public or private statement or comments disparaging or defaming Darden Restaurants, Inc., its subsidiaries or affiliates, Board of Directors or the management of those companies. You acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, competitors, vendors, and employees (past and present). You further understand and agree that this paragraph is a material provision of this Agreement and that any breach of this paragraph shall be a material breach of this Agreement, and that the Company would be irreparably harmed by violation of this provision.
Likewise, the Company’s “Executive Officers,” as defined in Rule 3b-7 of Regulation S-K of the Exchange Act, will not make any statements, or cause any statements to be made, or take any action, disparaging or defaming you. This provision applies to all forms of expression, including verbal and written, and through all available mediums such as the internet. The Company understands and agrees that this paragraph is a material provision of this Agreement, and that any breach of this paragraph shall be a material breach of this Agreement, and that you would be irreparably harmed by violation of this provision.
(b) You have not disclosed and will not disclose any confidential or proprietary information of the Company or its affiliates, including Olive Garden, Bahama Breeze, LongHorn Steakhouse, The Capital Grille, Seasons 52, Yard House or Eddie V’s to any third parties, and to hold the confidential information in confidence and not to use, transfer, or disclose the information, directly or indirectly to anyone. Unauthorized disclosure shall be a material breach of this Agreement, and that the Company would be irreparably harmed by violation of this provision.
(c) You are not eligible for reemployment or independent contractor status with the Company and hereby waive any claim of right to reemployment by the Company, including any of its subsidiaries or affiliates. You also agree that you are not now seeking and will not in the future seek employment or independent contractor status with the Company. You agree that if, for some reason, you are reemployed by the Company in any capacity, such employment will be immediately terminated upon the Company’s discovery of such employment. You further agree that upon the Company’s termination of such employment, you shall make no claim whatsoever as a result of such termination.
(d) After the Separation Date, you will make yourself available at reasonable times, intervals and places for interviews, consultations, internal investigations and/or testimony during which you will provide to the Company, or its designated attorneys or agents, any and all information known to you regarding or relating to the Company or your activities on behalf of the Company pertaining to the subject matter on which your cooperation is sought. You agree to remain involved for so long as any such matters shall be pending. The Company will pay all reasonable expenses up to a total of Twenty Thousand Dollars ($20,000), including, but not limited to, attorneys’ fees, incurred in connection with your participation under this paragraph, and will provide you, subject to your ongoing obligations to maintain confidentiality, with access to Company documents, records or other materials as may be necessary in connection with your legal representation, including in preparation for making yourself available to the Company or its representatives, participating in any third party legal proceeding or government investigation, and/or providing testimony.
(e) You further agree that if you are ever subpoenaed or otherwise required by law to provide any statement or other assistance to a party to a dispute or litigation with the Company, other than the Company, then you will provide written notice of the circumstances requiring such statement or other assistance, including where applicable a copy of the subpoena or other legal writ, in such a manner and at such a time that allows the Company to timely respond.
(f) Non-Disclosure.
i)    During the course of your employment you have received some or all of the Company’s various Trade Secrets (as defined under applicable law) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities, (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by you in furtherance of your duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and, (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (all of which constitutes “Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by you concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.
ii)    All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. For a period of five (5) years following the Separation Date, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party. Provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.
iii)    You agree that no later than thirty (30) days after the Separation date you will deliver to the Company all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports , computers, phones, personal digital assistants, books, records, videos, cards, keys, Company credit cards and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control (collectively “Company Property”). You agree to allow the Company, at its request within thirty (30) days of the effective date of this Agreement, to verify return of Company Property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.
(iv)    Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the applicable law relating to Trade Secrets.
(g) Non-Competition. You agree that for a period of twelve (12) months following the Separation Date (the “Restricted Period”), you will not provide or perform the same or substantially similar services, that you provided to the Company, on behalf of any Direct Competitor, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business.
(i)    Nothing in this provision shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.
(h) Non-Solicitation. You agree that you shall not at any time during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact during the last two years of your employment, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company. “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise.
(i) Non-Recruitment. You agree that during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provision of this paragraph shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation. The Company agrees that responding to a reference request made to you regarding an employee of the Company shall not be a violation of this paragraph.

(j) Acknowledgements. You acknowledge that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. You therefore acknowledge that the Territory in which the Company’s business is conducted is, at the very least, throughout the United States. You further acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Agreement and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood.
(k) Survival of Covenants. The provisions and restrictive covenants in this Section of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section, prior to the commencement of any such affiliation or employment.
(l) Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief.
(m) That nothing in this Agreement shall be construed as an admission of liability by the Company or you; rather, we are resolving any and all matters and disputes regarding your employment and separation from the Company.
(n) Release.
(i)    You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge the Company, its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, shareholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, “the Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Company and any services that you provided to the Company; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Equal Pay Act and any similar state law, including the Florida Civil Rights Act, the Florida Whistleblower Act, the Florida Minimum Wage Act, Florida Statute §448.08 (and any other claim for unpaid wages or other compensation under Florida law), as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Agreement, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement.
(ii)    For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Company, except for, and notwithstanding anything in this Agreement to the contrary, claims which cannot be released solely by private agreement. This release also excludes any claim for workers’ compensation benefits and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Company’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Company or any of its affiliates. You further acknowledge and agree that you have received all leave, compensation and reinstatement benefits to which you were entitled through the date of this Agreement, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave, compensation or reinstatement.
(iii)    You affirm, by signing this document, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company. You further agree that while this release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Company with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Agreement, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.

(o) That in addition to all other applicable legal and equitable remedies available to the Company upon your breach of any provision of this Agreement, if you violate any provision of this Agreement, the Company will be entitled to immediate injunctive relief. You authorize the Company to seek such relief in the state or federal court in Orange County, Florida, and you hereby waive all objections to venue and personal jurisdiction.
(p) Nothing herein shall prevent you from cooperating with co-defendants in litigation without a need to obtain prior consent or approval from the company; however, you shall provide prompt notice of any voluntary giving of oral or written statements to such parties, and provide to the Company a copy of any written statement so given or a summary of any oral statement provided. Further, nothing in this Agreement or any other Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under applicable whistleblower laws, and you are not required to notify the Company if you should make any such reports or disclosures.
4. You must return all Company Property other than the Company car to Matt Broad not later than 30 days after the Separation Date. At that time, you also will provide any passwords or Personal Identification Numbers needed to access any Company Property such as electronic files or devices. The Company may, in its sole discretion, authorize you in writing to retain some or all such Company Property until a specified date, at which time you shall return all such Company Property to the Company.
5. You acknowledge:
(a) That you were provided twenty-one (21) full days during which to consider whether to sign this Agreement. If you have signed this Agreement prior to the expiration of the 21-day period, you have voluntarily elected to forego the remainder of that period.
(b) That you have carefully read and fully understands all of the terms of this Agreement.
(c) That you understand that by signing this Agreement, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., as well as all rights to all claims described in Section 3 of this Agreement, and that you are not waiving any rights arising after the date that this Agreement is signed.
(d) That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Agreement and the release it contains.
(e) That you understand fully the terms and effect of the Agreement and release and know of no claim that has not been released by this Agreement. And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any and all matters for which you are responsible or which have come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.
(f) That these terms are final and binding on you.

(g) That you have signed this Agreement and release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.
6. This letter contains all the terms agreed upon between you and the Company regarding your employment and its termination, and except as specifically provided herein, supersedes all prior oral or written agreements, arrangements, and communications. This Agreement can only be amended in writing signed by you and the Company.
7. Arbitration. Except for injunctive relief as set forth herein, the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida pursuant to the Darden dispute resolution program.
8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). You agree that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.
9. All payments to you under the Agreement are subject to applicable tax and other deductions required by law.
10. If any portion of this Agreement is found to be void, the remainder will continue in full force and effect.

Jeff, if this letter correctly sets forth our agreement, please sign and date the enclosed copy where indicated and return it to me. You have 7 days from the date of your acceptance of this Agreement to revoke it (the “Revocation Period”); if you do not revoke it within the 7-day period, it will become effective. Revocation must be made in writing and sent to Darden Restaurants, Inc., Attn: Matt Broad, 1000 Darden Center Drive, Orlando, FL 32837.
Sincerely,
/s/ Gene Lee
Gene Lee, Chief Executive Officer
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
ACKNOWLEDGED AND AGREED
/s/ Jeffrey A. Davis            Date 4/6/16
Jeffrey A. Davis